      As filed with the Securities and Exchange Commission on June 6, 1996
                                                     Registration No. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   _________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                   __________
                           NATIONAL DATA CORPORATION
             (Exact name of registrant as specified in its charter)

        DELAWARE                                      58-0977458
(State of incorporation)                  (IRS Employer Identification No.)


                              NATIONAL DATA PLAZA
                          ATLANTA, GEORGIA 30329-2010
              (Address of Principal Executive Offices) (Zip Code)

                           NATIONAL DATA CORPORATION

                 AMENDED AND RESTATED C.I.S. TECHNOLOGIES, INC.
                               STOCK OPTION PLAN

                 AMENDED AND RESTATED C.I.S. TECHNOLOGIES, INC.
                           EMPLOYEE STOCK OPTION PLAN

                    C.I.S. TECHNOLOGIES, INC. HCC MANAGEMENT
                               STOCK OPTION PLAN

                           C.I.S. TECHNOLOGIES, INC.
                       1995 DIRECTORS' STOCK OPTION PLAN

                           C.I.S. TECHNOLOGIES, INC.
                           1995 STOCK INCENTIVE PLAN
                           (Full title of the plans)

                               E. Michael Ingram
                         General Counsel and Secretary
                           National Data Corporation
                              National Data Plaza
                          Atlanta, Georgia  30329-2010
                    (Name and address of agent for service)

  Telephone number, including area code, of agent for service:  (404) 728-2000

                                      CALCULATION OF REGISTRATION FEE
========================================================================================================
          TITLE OF                              PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
        SECURITIES TO           AMOUNT TO BE   OFFERING PRICE PER  AGGREGATE OFFERING     REGISTRATION
        BE REGISTERED          REGISTERED (1)      SHARE (2)           PRICE (2)              FEE
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value      4,341           $12.55           $   54,500             $   19
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value      3,663            15.84               58,016                 20
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value      3,472            23.04               80,000                 28
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value     39,398            24.48              964,325                333
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value     21,112            25.92              547,139                189
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value     26,733            26.64              712,055                246
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value      7,553            27.36              206,625                 71
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value      7,956            28.80              229,122                 79
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value     42,180            30.23            1,275,312                440
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value     17,364            31.67              550,000                190
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value      1,562            33.11               51,750                 18
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value      8,682            35.99              312,500                108
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value     18,666            37.43              698,750                241
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value     24,309            44.63            1,085,000                374
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value        868            47.51               41,250                 14
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value      1,736            51.83               90,000                 31
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value     12,049            53.27              641,913                221
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value     14,021            56.15              787,322                271
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value      7,050            57.59              406,060                140
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value     18,839            69.11            1,302,000                449
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value      3,472            78.47              272,533                 94
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value      1,736            74.89              130,000                 45
- --------------------------------------------------------------------------------------------------------
Common Stock, $.125 par value      2,604            80.63              210,000                 72
- --------------------------------------------------------------------------------------------------------
 Total                           289,377                           $10,706,175             $3,693
========================================================================================================

(1) This Registration Statement also covers any additional shares that may hereafter become exercisable as a result of the adjustment and anti-dilution provisions of the Amended and Restated C.I.S. Technologies, Inc. Stock Option Plan, the Amended and Restated C.I.S. Technologies, Inc. Employee Stock Option Plan, the C.I.S. Technologies, Inc. HCC Management Stock Option Plan, the C.I.S. Technologies, Inc. 1995 Directors' Stock Option Plan and the C.I.S. Technologies, Inc. 1995 Stock Incentive Plan.
(2) Determined in accordance with Rule 457(h), the registration fee is based on the option price per share for shares presently subject to options.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by National Data Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     (a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or either: (1) the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed, or (2) the Company's effective registration statement on Form 10, Form 10-SB or 20-F filed under the Exchange Act containing audited financial statements for the Company's latest fiscal year.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document incorporated pursuant to (b) above.

     (c) The description of any class of securities to be offered which is contained in a registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.  Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The legality of the issuance of the securities being registered has been passed upon for the Company by the law firm of Alston & Bird, counsel for the Company. Neil Williams, a partner of Alston & Bird, is a director of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The bylaws of the Company provide for the indemnification of directors, officers, employees, and agents of the Company, as well as others serving at their request, in certain specific instances in accordance with the Delaware General Corporation Law. In an action brought by or in the right of the Company, the individual is entitled to indemnification of expenses of defense or settlement if he acted in good faith, and in a manner reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be afforded in instances where the individual has been adjudged liable for negligence or misconduct in the performance of the individual's duties to the Company, unless the court hearing such action determines that the individual is entitled to indemnity. In all other actions, the individual is entitled to indemnification of expenses, judgments, fines, and amounts paid in settlement if the individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in criminal proceedings, if he had no reasonable cause to believe his conduct was unlawful. The indemnification for any such action (other than as ordered by a court) may be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Such determination must be made by a majority vote of disinterested directors or, in certain specific instances, by independent legal counsel or by the stockholders.

     The bylaws of the Company provide that the Company may purchase and maintain insurance on behalf of directors, officers, employees, and agents, as well as others serving at their request, against any liabilities asserted against such persons whether or not the Company would have the power to indemnify such directors, officers, employees, or agents against such liability under the Delaware General Corporation Law. The Company has purchased and maintains such insurance pursuant to such authorization.

     The Company's Certificate of Incorporation, as amended, also provides that a director of the Company will not be liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director except in specified instances.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.  Not applicable.

ITEM 8.  EXHIBITS.*

     4(a). Certificate of Incorporation of the Company, as amended.

     4(b). Bylaws of the Company, as amended (incorporated by reference to Exhibit 3(ii) to the Company's Annual Report on Form 10-K for the year ended May 31, 1991, File No. 03966).

     4(c). Amendment to the Bylaws of the Company, as previously amended (incorporated by reference to Exhibit 3(iii) of the Company's Annual Report on Form 10-K for the year ended May 31, 1995 (File No. 03966).

     4(d). Shareholder Rights Agreement, dated as of January 18, 1991, between the Company and Trust Company Bank, as Rights Agent (incorporated by reference to Exhibit 4(1) to the Company's Current Report on Form 8-K dated January 18, 1991, File No. 03966).

     5. Opinion of Alston & Bird regarding the legality of the securities being registered.

     10(a). Amended and Restated C.I.S. Technologies, Inc. Stock Option Plan.

     10(b). Amended and Restated C.I.S. Technologies, Inc. Employee Stock Option Plan.

     10(c). C.I.S. Technologies, Inc. HCC Management Stock Option Plan.

     10(d). C.I.S. Technologies, Inc. 1995 Directors' Stock Option Plan.

     10(e). C.I.S. Technologies, Inc. 1995 Stock Incentive Plan.

     24(a). Consent of Alston & Bird (included in Exhibit 5).

     24(b). Consent of Arthur Andersen LLP

     25.    Power of Attorney (contained on page II-6).

___________________

* Exhibits are numbered in accordance with Item 601 of Regulation S-K.


ITEM 9.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

     Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of l934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant, National Data Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 6th day of June, 1996.

                           NATIONAL DATA CORPORATION
                           Registrant


                           By: /s/ Robert A. Yellowlees
                              ----------------------------------------------
                              Robert A. Yellowlees, Chairman of the Board
                              and President, Chief Executive Officer and
                              Chief Operating Officer
                              (Principal Executive Officer)



                           By: /s/ Jerry W. Braxton
                              ----------------------------------------------
                              Jerry W. Braxton, Chief Financial Officer
                              (Principal Financial and Accounting Officer)

                               POWER OF ATTORNEY

     Know All Men By These Presents, that each person whose signature appears below constitutes and appoints ROBERT A. YELLOWLEES and E. MICHAEL INGRAM, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:


       SIGNATURE                           TITLE                        DATE
       ---------                           -----                        ----

/s/ Robert A. Yellowlees  Chairman of the Board and President,      June 6, 1996
- ------------------------  Chief Executive Officer and Chief
Robert A. Yellowlees      Operating Officer

/s/ Edward L. Barlow      Director                                  June 6, 1996
- ------------------------
Edward L. Barlow

/s/ J. Veronica Biggins   Director                                  June 6, 1996
- ------------------------
J. Veronica Biggins

/s/ James B. Edwards      Director                                  June 6, 1996
- ------------------------
James B. Edwards

/s/ Don W. Sands          Director                                  June 6, 1996
- ------------------------
Don W. Sands

/s/ Neil Williams         Director                                  June 6, 1996
- ------------------------
Neil Williams

                                                      Registration No. 333-_____





                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

               --------------------------------------------------


                              EXHIBITS FILED WITH

                             REGISTRATION STATEMENT

                                  ON FORM S-8

                                     UNDER

                           THE SECURITIES ACT OF 1933

               --------------------------------------------------



                           NATIONAL DATA CORPORATION
                              NATIONAL DATA PLAZA
                          ATLANTA, GEORGIA 30329-2010

                                 EXHIBIT INDEX




                                                                     SEQUENTIAL
EXHIBIT NUMBER*                     DESCRIPTION                      PAGE NUMBER
- --------------                      -----------                      -----------
4(a)             Certificate of Incorporation of National Data
                 Corporation, as amended.

5 Opinion of Alston & Bird regarding the legality of the securities being registered.

10(a).           Amended and Restated C.I.S. Technologies, Inc.
                 Stock Option Plan.

10(b).           Amended and Restated C.I.S. Technologies, Inc.
                 Employee Stock Option Plan.

10(c).           C.I.S. Technologies, Inc. HCC Management Stock
                 Option Plan.

10(d).           C.I.S. Technologies, Inc. 1995 Directors' Stock
                 Option Plan.

10(e).           C.I.S. Technologies, Inc. 1995 Stock Incentive
                 Plan.

24(a)            Consent of Alston & Bird (included in Exhibit 5).

24(b)            Consent of Arthur Andersen LLP.

25               Power of Attorney (contained on page II-6).

______________________

*Exhibits are numbered in accordance with Item 601 of Regulation S-K.